Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS
Charles D. Christy	Kristine D. Brenner
EVP & Chief Financial Officer	Director of Investor Relations
(810) 237-4200	(810) 257-2506
Charlie.Christy@citizensbanking.com	Kristine.Brenner@citizensbanking.com
CITIZENS REPUBLIC BANCORP ANNOUNCES FIRST QUARTER 2008 RESULTS
AND SUSPENDS QUARTERLY CASH DIVIDEND
FLINT, MICHIGAN, April 17, 2008 -— Citizens Republic Bancorp, Inc. (NASDAQ: CRBC) announced today net income of $11.1 million for the three months ended March 31, 2008. The results for the first quarter of 2008 represent a decrease of $16.9 million from the fourth quarter of 2007 net income of $28.0 million and a decrease of $20.4 million from the first quarter of 2007 net income of $31.5 million. Diluted net income per share was $0.15, compared with $0.37 for the fourth quarter of 2007 and $0.41 for the first quarter of last year. Annualized returns on average assets and average equity during the first quarter of 2008 were 0.33% and 2.83%, respectively, compared with 0.83% and 7.11% for the fourth quarter of 2007 and 0.94% and 8.23% for the first quarter of 2007.
Core operating earnings, which exclude restructuring and merger-related expenses and amortization of core deposit intangibles, were $0.17 per diluted share for the first quarter of 2008, a decrease of $0.22 from the fourth quarter of 2007 and a decrease of $0.30 from the first quarter of 2007. Annualized core operating earnings to average tangible assets and annualized core operating earnings to average tangible equity for the first quarter of 2008 were 0.40% and 6.52%, respectively, compared with 0.93% and 15.32% for the fourth quarter of 2007 and 1.15% and 19.92% for the first quarter of 2007. These non-GAAP financial measures are discussed in more detail under “Use of Non-GAAP Financial Measures” and are reconciled to the related GAAP measures in the tables on page 15.
In light of the current economic trends and outlook, the Board of Directors voted to suspend the common stock quarterly cash dividend. This action will save approximately $22 million in retained earnings quarterly while providing more capital flexibility.
“While still operating profitably in a difficult economy, we’re disappointed with the decrease in our quarterly earnings. The continued decline in real estate markets and deterioration in the credit environment was beyond both our expectations and those of the markets in February and resulted in an increase to our provision for loan losses,” stated William R. Hartman, chairman, president and chief executive officer. “We believe capital preservation and maintaining a strong balance sheet are crucial strategies to weathering the economy, optimizing shareholder value and best positioning our company for success when conditions improve. Accordingly, we have strengthened our allowance for loan losses and suspended our dividend rather than pay the $0.14 per share we announced in February. While dividend reduction decisions are never easy, this move is the most cost efficient means of bolstering our capital position in this declining and uncertain environment and ultimately provides a better return for our shareholders in the long run. We continue to aggressively pursue additional cost reduction opportunities and will announce our expense reduction targets in our second quarter earnings release,” continued Hartman.
Key Performance Highlights in the Quarter:
•	Total noninterest expenses decreased $2.3 million or 2.9% from the fourth quarter of 2007 and decreased $7.1 million or 8.5% from the first quarter of 2007.

•	Commercial and industrial loans at March 31, 2008 were $2.7 billion, an increase of $96.6 million or 3.8% over December 31, 2007. Citizens continues to see high quality, profitable customer demand for commercial and industrial loans in all of its markets.

•	The provision for loan losses for the first quarter of 2008 was $30.6 million, compared with $6.1 million for the fourth quarter of 2007. Net charge-offs for the first quarter of 2008 were in line with expectations and totaled $17.4 million, compared with $19.7 million for the fourth quarter of 2007.

The significant increase in the provision for loan losses was primarily due to higher than expected nonperforming loans at March 31, 2008. The allowance for loan losses as a percent of portfolio loans at March 31, 2008 increased to 1.84% from 1.72% at December 31, 2007.

•	The 30-89 day loan delinquencies at March 31, 2008 decreased $74.8 million from December 31, 2007 and the commercial watchlist at March 31, 2008 decreased $21.3 million from December 31, 2007. The declines in both delinquencies and watchlist were primarily a result of commercial real estate loans migrating to nonperforming status at a faster rate than new inflows into these categories.

•	Citizens continues to show improvement in treasury management sales, SBA loan bookings, and wealth management revenue.
o	Treasury management sales totaled $0.5 million for the first quarter of 2008, essentially unchanged from the fourth quarter of 2007 and an increase of 86.6% over the first quarter of 2007.

o	SBA loan bookings totaled $17.5 million in the first quarter of 2008, an increase of 6.5% over the fourth quarter of 2007 and an increase of 125.6% over the first quarter of 2007.

o	Brokerage and investment fees totaled $1.9 million for the first quarter of 2008, a decrease of 5.6% from the fourth quarter of 2007 but an increase of 23.7% over the first quarter of last year.

•	Citizens expanded its strategic business alliance with PHH Mortgage during the first quarter of 2008 to include servicing the mortgage portfolio. In connection with this transition, Citizens incurred employee severance and selected benefits expense of $1.0 million.

•	Citizens recorded a gain of $2.1 million due to the receipt of proceeds from the partial redemption of its Visa Inc. (“Visa”) shares immediately following the Visa initial public offering and reversed the liability of $0.9 million recorded in the fourth quarter of 2007, in connection with Visa’s recent litigation, as a result of its ownership in Visa.
Balance Sheet
Total assets at March 31, 2008 were $13.5 billion, essentially unchanged from December 31, 2007 and an increase of $222.0 million or 1.7% over March 31, 2007. Total portfolio loans were $9.6 billion at March 31, 2008, essentially unchanged from December 31, 2007 and an increase of $394.6 million or 4.3% over March 31, 2007.
Investment securities at March 31, 2008 decreased $42.5 million or 1.9% from December 31, 2007 to $2.2 billion and decreased $220.1 million or 9.0% from March 31, 2007. The decreases were primarily the result of using portfolio cash flow to fund commercial loan growth.
Total commercial loans at March 31, 2008 were $5.8 billion, an increase of $173.8 million or 3.1% over December 31, 2007 and an increase of $677.3 million or 13.1% over March 31, 2007. The increases were primarily a result of new relationships in all of Citizens’ markets. When compared with March 31, 2007, the increase in commercial and industrial loans also reflects $261.3 million in growth from the Citizens Bank Business Finance division (the asset-based lending team) due to strong direct demand and several large corporate client participations. The following table displays historical commercial loan portfolios by segment:
Commercial Loan Portfolio

	Mar 31,	Dec 31,	Sept 30,	June 30,	March 31,
in millions	2008	2007	2007	2007	2007

Land Hold	$61.6	$63.8	$78.9	$81.6	$84.3
Land Development	159.2	167.8	161.0	178.7	187.6
Construction	370.7	342.6	376.3	371.2	455.9
Income Producing	1,567.3	1,526.0	1,338.8	1,338.9	1,351.7
Owner-Occupied	1,015.6	997.0	1,113.5	1,115.6	1,077.7

Total Commercial Real Estate	3,174.4	3,097.2	3,068.5	3,086.0	3,157.2
Commercial and Industrial	2,653.8	2,557.1	2,236.2	2,153.2	1,993.7

Total Commercial Loans	$5,828.2	$5,654.3	$5,304.7	$5,239.2	$5,150.9

The following definitions are provided to clarify the types of loans included in each of the commercial real estate segments identified in the above table. Land hold loans are secured by undeveloped land which is acquired for future development. Land development loans are secured by land being actively developed in terms of infrastructure improvements to create finished marketable lots for commercial or residential construction. Construction loans are secured by commercial, retail and residential real estate in the construction phase with the intent to be sold or become an income producing property. Income producing loans are secured by non-owner occupied real estate leased to one or more tenants. Owner occupied loans are secured by real estate occupied by the owner for ongoing operations.
Residential mortgage loans at March 31, 2008 decreased $51.4 million or 3.6% from December 31, 2007 to $1.4 billion and decreased $124.4 million or 8.2% from March 31, 2007. The decreases were primarily the result of weak consumer demand in Citizens’ markets and the sale of more than 70% of new mortgage originations into the secondary market.
Total consumer loans, which are comprised of direct and indirect loans, were $2.4 billion at March 31, 2008, a decrease of $50.9 million or 2.1% from December 31, 2007 and a decrease of $158.3 million or 6.3% from March 31, 2007. Direct consumer loans, which include direct installment, home equity, and other consumer loans, decreased $40.4 million or 2.6% from December 31, 2007 and decreased $145.9 million or 8.7% from March 31, 2007. The decreases were due to weak consumer demand, which is being experienced throughout the industry. Indirect consumer loans, which are primarily marine and recreational vehicle loans, were $818.9 million at March 31, 2008, essentially unchanged from December 31, 2007 and March 31, 2007.
Loans held for sale at March 31, 2008 increased $5.7 million or 7.5% over December 31, 2007 to $81.5 million and decreased $22.4 million or 21.5% from March 31, 2007. The increase over December 31, 2007 was primarily the result of higher residential mortgage origination volume awaiting sale in the secondary market. The decrease from March 31, 2007 was primarily the result of a $26.0 million consumer loan sale as part of the branch divestiture completed on April 27, 2007. To a lesser extent, the decline was also due to a reduction in commercial loans held for sale due to customer paydowns and adjustments to reflect current fair-market value. These decreases were partially offset by higher residential mortgage origination volume awaiting sale in the secondary market.
Total deposits at March 31, 2008 were $8.5 billion, an increase of $185.1 million or 2.2% over December 31, 2007 and essentially unchanged from March 31, 2007. Core deposits, which exclude all time deposits, totaled $4.5 billion at March 31, 2008, an increase of $326.4 million or 7.9% over December 31, 2007 and an increase of $171.2 million or 4.0% over March 31, 2007. The increases in core deposits were primarily the result of creating a new on-balance sheet sweep product for Citizens’ commercial clients late in 2007 and migration of funds from time deposits to a high-rate savings product. Additionally, the increase over March 31, 2007 was partially offset by the aforementioned branch divestiture and the migration of funds from lower-cost deposits to time deposits with higher yields during 2007. Time deposits totaled $4.0 billion at March 31, 2008, a decrease of $141.4 million or 3.4% from December 31, 2007 and a decrease of $145.1 million or 3.5% from March 31, 2007. The decrease from December 31, 2007 was primarily the result of funds migrating to a high-rate savings product. The decrease from March 31, 2007 was primarily the result of the aforementioned branch divestiture, partially offset by the migration of funds from lower-cost deposits and some new client growth during 2007.
Other interest-bearing liabilities, which include federal funds purchased and securities sold under agreements to repurchase, other short-term borrowings, and long-term debt, decreased $142.6 million or 4.1% from December 31, 2007 to $3.3 billion and increased $187.8 million or 6.0% over March 31, 2007. The decrease from December 31, 2007 was primarily the result of a shift in the mix of funding to deposits. The increase over March 31, 2007 was primarily the result of a shift in mix to fund commercial loan growth.
Net Interest Margin and Net Interest Income
Net interest margin was 3.12% for the first quarter of 2008 compared with 3.26% for the fourth quarter of 2007 and 3.44% for the first quarter of 2007. The decrease in net interest margin from both prior periods was primarily the result of deposit price competition resulting in lower spreads and longer deposit repricing lag-time, a shift in funding mix, continued pricing pressure on commercial loan spreads, and the movement of loans to nonperforming status, partially offset by a shift in asset mix from investment securities to higher yielding commercial loans and an increase in the investment portfolio yield. The shift in funding mix included funds migrating within the deposit portfolio from lower cost savings and transaction accounts to higher cost savings and time deposits and a greater reliance on wholesale funding.
The decrease in net interest margin from the first quarter of 2007 was primarily due to funds migrating within the deposit portfolio from lower cost savings and transaction accounts to higher cost savings and time deposits, pricing pressure on loans, the continued effects of the interest rate environment, and the movement of commercial loans to nonperforming status, partially offset by a shift in asset mix from investment securities to higher yielding commercial loans.
Net interest income was $88.3 million for the first quarter of 2008, a decrease of $3.9 million or 4.2% from the fourth quarter of 2007 and a decrease of $10.0 million or 10.2% from the first quarter of 2007. The decrease from the fourth quarter of 2007 was due to the lower net interest margin, partially offset by a $110.1 million increase in average earning assets. The increase in average earning assets was the result of an increase in commercial and commercial real estate loan balances, partially offset by a decrease in investment portfolio balances due to maturing balances not being fully reinvested, and a decrease in residential mortgage and direct consumer loan portfolio balances due to lower demand in the current Midwest economic environment. The decrease from the first quarter of 2007 was primarily the result of the lower net interest margin and a $131.7 million decrease in average earning assets. The decrease in average earning assets was primarily the result of the aforementioned branch divestiture and decreases in the investment portfolio and the residential mortgage and consumer loan portfolios, partially offset by an increase in commercial loan balances.
Citizens anticipates net interest income for the second quarter of 2008 will be slightly lower than the first quarter of 2008 due to the continued migration of funds from lower yielding deposit products into higher yielding deposit products, the continued effects of deposit pricing pressure, and the Midwest economic environment.
Credit Quality
The quality of Citizens’ loan portfolio is impacted by numerous factors, including the economic environment in the markets in which Citizens operates. Citizens carefully monitors its loans in an effort to identify, monitor, and mitigate any potential credit quality issues and losses in a proactive manner. By consistently monitoring credits and pre-emptively addressing loan issues, Citizens strives to protect shareholder value through all economic cycles. The following tables represent four qualitative aspects of the loan portfolio that illustrate the overall level of quality and risk inherent in the loan portfolio.
•	Table 1 — Delinquency Rates by Loan Portfolio — This table illustrates the loans where the contractual payment is 30 to 89 days past due and interest is still accruing. While these loans are actively worked to bring them current, past due loan trends may be a leading indicator of potential future nonperforming loans and charge-offs.

•	Table 2 — Commercial Watchlist — This table illustrates the commercial loans that are identified during the watchlist process which are still accruing interest but may be at risk due to general economic conditions or changes in a borrower’s financial status.

•	Table 3 — Nonperforming Assets — This table illustrates the loans where the contractual payment is 90 days or more past due and interest is no longer accruing, as well as loans that are held for sale and other repossessed assets acquired. The commercial loans included in this table are reviewed as part of the watchlist process in addition to the loans displayed in Table 2.

•	Table 4 — Net Charge-Offs — This table illustrates the portion of loans that have been charged-off during each quarter.

Table 1 — Delinquency Rates By Loan Portfolio

30 to 89 days Past Due	March 31, 2008		December 31, 2007		September 30, 2007		June 30, 2007		March 31, 2007
		% of		% of		% of		% of		% of
in millions	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio

Land Hold	$6.6	10.71%	$4.6	7.21%	$4.2	5.32%	$2.9	3.55%	$1.8	2.14
Land Development	16.3	10.24	28.7	17.10	18.4	11.43	22.7	12.70	1.2	0.64
Construction	10.5	2.83	31.7	9.25	17.6	4.68	11.1	2.99	7.9	1.73
Income Producing	29.3	1.87	54.0	3.54	31.2	2.33	24.1	1.80	4.2	0.31
Owner-Occupied	19.0	1.87	20.3	2.04	10.8	0.97	17.1	1.54	14.7	1.36

Total Commercial Real Estate	81.7	2.57	139.3	4.50	82.2	2.68	77.9	2.53	29.8	0.94
Commercial and Industrial	39.9	1.50	39.0	1.53	22.0	0.98	22.7	1.05	27.2	1.36

Total Commercial Loans	121.6	2.09	178.3	3.15	104.2	1.96	100.6	1.92	57.0	1.11

Residential Mortgage	33.5	2.40	46.4	3.21	37.7	2.58	38.5	2.58	30.3	2.00
Direct Consumer	21.7	1.42	24.3	1.55	21.5	1.34	19.6	1.20	11.9	0.71
Indirect Consumer	13.3	1.62	15.9	1.92	14.7	1.73	11.6	1.37	12.5	1.50

Total Delinquent Loans	$190.1	1.99%	$264.9	2.79%	$178.1	1.93%	$170.3	1.85%	$111.7	1.22%

Delinquencies decreased in the commercial real estate and residential mortgage portfolios and remained relatively constant for the other portfolios. The decrease in commercial real estate was primarily the result of loans migrating to nonperforming status. The decrease in residential mortgage loans was primarily the result of seasonal client behavior and enhancements made to Citizens’ collection process. These portfolios continue to be affected by the weak Midwest economy and its related impact on real estate values and development.
As part of the overall credit underwriting and review process, Citizens carefully monitors commercial and commercial real estate credits that are current in terms of principal and interest payments but may deteriorate in quality as economic conditions change. Commercial relationship officers monitor their clients’ financial condition and initiate changes in loan ratings based on their findings. Loans that have migrated within the loan rating system to a level that requires increased oversight are considered watchlist loans (generally consistent with the regulatory definition of special mention, substandard, and doubtful loans) and include loans that are in accruing or nonperforming status. Citizens utilizes the watchlist process as a proactive credit risk management practice to help mitigate the migration of commercial loans to nonperforming status and potential loss. Once a loan is placed on the watchlist, it is reviewed quarterly by the chief credit officer, senior credit officers, senior market managers, and commercial relationship officers to assess cash flows, collateral valuations, and other pertinent trends. During these reviews, action plans are reviewed to address emerging problem loans or develop a specific plan for removing the loans from the portfolio. Additionally, loans viewed as substandard or doubtful are transferred to Citizens’ Special Loans or small business workout groups and are subjected to an even higher level of monitoring and workout activity.
Table 2 — Commercial Watchlist

Accruing loans only	March 31, 2008		December 31, 2007		September 30, 2007		June 30, 2007		March 31, 2007
		% of		% of		% of		% of		% of
in millions	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio

Land Hold	$27.7	44.97%	$27.1	42.48%	$27.0	34.22%	$25.2	30.88%	$29.3	34.76%
Land Development	55.9	35.11	72.7	43.33	52.3	32.48	73.0	40.85	52.2	27.83
Construction	66.7	17.99	90.1	26.30	91.7	24.37	101.4	27.32	79.5	17.44
Income Producing	221.3	14.12	225.5	14.78	173.8	12.98	161.0	12.02	161.2	11.93
Owner-Occupied	155.8	15.34	153.0	15.35	213.0	19.13	219.4	19.67	217.0	20.14

Total Commercial Real Estate	527.4	16.61	568.4	18.35	557.8	18.18	580.0	18.79	539.2	17.08
Commercial and Industrial	407.1	15.34	387.4	15.15	362.4	16.21	359.8	16.71	343.5	17.23

Total Watchlist Loans	$934.5	16.03%	$955.8	16.90%	$920.2	17.35%	$939.8	17.94%	$882.7	17.14%

As presented in the table above, accruing watchlist loans at March 31, 2008 decreased $21.3 million or 2.2% from December 31, 2007. The decrease was primarily the result of commercial real estate loans migrating to nonperforming status, partially offset by an increase in commercial and industrial loans due to the addition of asset-based lending credits.

Table 3 — Nonperforming Assets

	March 31, 2008		December 31, 2007		September 30, 2007		June 30, 2007		March 31, 2007
		% of		% of		% of		%		%
in millions	$	Portfolio	$	Portfolio	$	Portfolio	$	of Portfolio	$	of Portfolio

Land Hold	$5.5	8.93%	$4.5	7.05%	$3.0	3.80%	$0.2	0.25%	$0.1	0.12%
Land Development	46.4	29.15	35.6	21.22	40.4	25.09	17.7	9.90	7.9	4.21
Construction	51.9	14.00	28.8	8.41	18.6	4.94	20.9	5.63	8.9	1.95
Income Producing	40.5	2.58	21.5	1.41	26.5	1.98	14.8	1.11	11.9	0.88
Owner-Occupied	23.5	2.31	19.7	1.98	9.0	0.81	7.2	0.65	11.8	1.09

Total Commercial Real Estate	167.8	5.29	110.1	3.55	97.5	3.18	60.8	1.97	40.6	1.29
Commercial and Industrial	20.3	0.76	12.7	0.50	9.4	0.42	8.6	0.40	8.8	0.44

Total Commercial Loans	188.1	3.23	122.8	2.17	106.9	2.02	69.4	1.32	49.4	0.96

Residential Mortgage	45.8	3.29	46.9	3.25	32.8	2.25	35.4	2.37	30.6	2.02
Direct Consumer	13.5	0.88	13.7	0.87	10.9	0.68	9.1	0.56	8.2	0.49
Indirect Consumer	1.7	0.21	2.1	0.25	1.8	0.21	1.1	0.13	0.6	0.07
Loans 90+ days still accruing and restructured	4.4	0.05	3.9	0.04	2.4	0.03	1.4	0.02	1.8	0.02

Total Nonperforming Portfolio Loans	253.5	2.65%	189.4	1.99%	154.8	1.68%	116.4	1.26%	90.6	0.99%
Nonperforming Held for Sale	22.8		21.6		5.8		5.1		4.6
Other Repossessed Assets Acquired	50.3		40.5		30.4		24.9		19.5

Total Nonperforming Assets	$326.6		$251.5		$191.0		$146.4		$114.7

Nonperforming assets are comprised of nonaccrual loans, loans past due over 90 days and still accruing interest, restructured loans, nonperforming held for sale, and other repossessed assets acquired. Nonperforming assets totaled $326.6 million at March 31, 2008, an increase of $75.1 million or 29.8% over December 31, 2007 and an increase of $211.9 million over March 31, 2007. The increase over December 31, 2007 was primarily the result of higher nonperforming commercial real estate loans, which migrated from accruing watchlist, and higher other repossessed assets acquired which migrated from the loan portfolio after incurring partial charge-offs. The increase over March 31, 2007 was primarily the result of transitioning all of Republic’s loan portfolios and underwriting practices to be consistent with Citizens’ credit risk management disciplines, deterioration in the real estate secured portfolios (particularly commercial) and general economic deterioration in the Midwest. Nonperforming assets at March 31, 2008 represented 3.39% of total loans plus other repossessed assets acquired compared with 2.64% at December 31, 2007 and 1.25% at March 31, 2007. Nonperforming commercial loan inflows were $99.0 million in the first quarter of 2008 compared with $72.1 million in the fourth quarter of 2007 and $37.4 million in the first quarter of 2007. Nonperforming commercial loan outflows were $33.7 million in the first quarter of 2008 compared with $56.2 million in the fourth quarter of 2007 and $10.6 million in the first quarter of 2007. The first quarter of 2008 outflows consisted of $10.4 million in loans that returned to accruing status, $4.8 million in loan payoffs and paydowns, $10.1 million in charged-off loans, and $8.4 million transferring to other repossessed assets acquired.
Table 4 — Net Charge-Offs

	Three Months Ended
	March 31, 2008		December 31, 2007		September 30, 2007		June 30, 2007		March 31, 2007
		% of		% of		% of		% of			% of
in millions	$	Portfolio**	$	Portfolio**	$	Portfolio**	$	Portfolio**	$		Portfolio**

Land Hold	$0.5	3.25%	$0.4	2.51%	$—	—%	$—	—%	$		—%
Land Development	6.6	16.58	6.3	15.02	0.4	0.99	6.4	14.33		—	—
Construction	1.2	1.29	1.8	2.10	0.1	0.11	4.1	4.43		0.3	0.26
Income Producing	0.9	0.23	2.4	0.63	0.1	0.03	2.3	0.69		—	—
Owner-Occupied	(0.1)	(0.04)	(0.2)	(0.08)	0.6	0.22	0.9	0.32		—	—

Total Commercial Real Estate	9.1	1.15	10.7	1.38	1.2	0.15	13.7	1.77		0.3	0.04
Commercial and Industrial	0.9	0.14	1.4	0.27	0.6	0.12	1.8	0.35		(0.8)	(0.16)

Total Commercial Loans	10.0	0.69	12.1	0.94	1.8	0.14	15.5	1.20		(0.5)	(0.04)

Residential Mortgage	1.8	0.52	2.0	0.53	1.6	0.43	0.7	0.18		0.8	0.21
Direct Consumer	3.0	0.79	2.3	0.56	2.6	0.63	2.6	0.63		1.7	0.41
Indirect Consumer	2.6	1.27	3.3	1.57	1.9	0.89	1.2	0.59		1.4	0.67

Total Net Charge-offs	$17.4	0.74%	$19.7	0.84%	$7.9	0.34%	$20.0	0.87%		3.4	$0.15%

**	Represents an annualized rate.

Net charge-offs totaled $17.4 million or 0.74% of average portfolio loans in the first quarter of 2008 compared with $19.7 million or 0.84% of average portfolio loans in the fourth quarter of 2007 and $3.4 million or 0.15% of average portfolio loans in the first quarter of 2007. The decrease from the fourth quarter of 2007 was primarily the result of lower commercial real estate charge-offs. One residential development credit accounted for approximately 50% of the total commercial real estate charge offs in the first quarter of 2008. The increase over the first quarter of 2007 was primarily the result of the aforementioned increase in commercial real estate charge-offs due to the continued deterioration of the Midwest economy.
After determining what Citizens believes is an adequate allowance for loan losses, the provision is calculated as a result of the net effect of the quarterly change in the allowance for loan losses identified based on the risk in the portfolio and the quarterly net charge-offs. The provision for loan losses was $30.6 million in the first quarter of 2008, compared with $6.1 million in the fourth quarter of 2007 and $3.5 million in the first quarter of 2007. The increase over the fourth quarter of 2007 was primarily due to the higher than expected migration of commercial real estate watchlist loans to nonperforming status. This migration caused an increase in the allowance for loan losses due to the higher likelihood that these loans might eventually be charged-off. The increase over the first quarter of 2007 was primarily the result of higher commercial real estate charge-offs and higher nonperforming loans.
The allowance for loan losses totaled $176.5 million or 1.84% of portfolio loans at March 31, 2008, compared with $163.4 million or 1.72% at December 31, 2007. The increase was primarily the result of higher nonperforming commercial real estate loans and, to a lesser extent, an increase in the trend of consumer charge-offs. Based on current conditions and expectations, it is Citizens’ belief that the allowance for loan losses at March 31, 2008 is adequate to address the estimated loan losses inherent in the existing loan portfolio considering that over 85% of the nonperforming loans are real estate related and still carry collateral value and that $61.0 million are consumer loans, which historically migrates to loss at a low rate.
Citizens anticipates net charge-offs for the second quarter of 2008 will be almost double the amount recognized in the first quarter of 2008 as current nonperforming loans that can not be successfully remediated are charged-off. It is Citizens’ belief that the specific reserves identified as of March 31, 2008 should align with the anticipated commercial charge-offs. Therefore, the provision for loan losses for the second quarter of 2008 is expected to be consistent with the net charge-offs for that quarter in order to align with the expected level of risk inherent in the loan portfolio. Given the uncertainties in the Midwest economy and the real estate markets, however, there can be no assurance that additions to the allowance for loan losses will not be necessary.
Noninterest Income
Noninterest income for the first quarter of 2008 was $30.9 million, an increase of $1.6 million or 5.6% over the fourth quarter of 2007 and a decrease of $0.5 million or 1.5% from the first quarter of 2007. The increase over the fourth quarter of 2007 was primarily the result of higher other income ($2.0 million) and higher mortgage and other loan income ($1.2 million), partially offset by a decrease in service charges on deposit accounts ($0.9 million) and trust fees ($0.4 million). The increase in other income was primarily the result of a $2.1 million gain due to Citizens’ receipt of proceeds from the partial redemption of its Visa shares in the first quarter of 2008. The increase in mortgage and other loan income was primarily the result of gains on the sale of mortgages into the secondary market due to current interest rate trends and the effects of a reduction in the fair value of the commercial loans held for sale during the fourth quarter of 2007. The decrease in service charges on deposit accounts was primarily due to a seasonal decline in volume. The decrease in trust fees was primarily the result of the performance of the financial markets in 2008. Total trust assets under administration were $2.5 billion at March 31, 2008, a decrease of $0.2 billion from December 31, 2007.
The decrease from the first quarter of 2007 was primarily due to lower mortgage and other loan income ($2.8 million), partially offset by higher other income ($1.3 million), bankcard fees ($0.6 million) and brokerage and investment fees ($0.4 million). The decrease in mortgage and other loan income was primarily the result of lower mortgage sales during the first quarter of 2008. The increase in other income was due to the aforementioned $2.1 million gain related to the partial redemption of its Visa shares. Bankcard fees increased 47.8% as a result of higher client debit card volume. The increase in brokerage and investment fees was primarily the result of promoting Citizens’ financial consultants as “retirement income professionals” through community seminars and targeted mailings, training legacy Republic branch staff and hiring new financial consultants to support the Republic franchise on this product line during the first quarter of 2007.
Citizens anticipates total noninterest income for the second quarter of 2008 will be consistent with or slightly higher than the first quarter of 2008 due to an increase in mortgage and other loan income as a result of implementing the mortgage origination-related services with PHH Mortgage and higher brokerage and investment fees.
Noninterest Expense
Noninterest expense for the first quarter of 2008 was $76.6 million, a decrease of $2.3 million or 2.9% from the fourth quarter of 2007 and a decrease of $7.1 million or 8.5% from the first quarter of 2007. The first quarter of 2008 included $1.0 million in employee severance and selected benefits associated with expanding the PHH Mortgage business alliance to include servicing the entire mortgage portfolio and releasing a $0.9 million liability accrued in the fourth quarter of 2007, in connection with Visa’s recent litigation, as a result of Citizens’ proportionate membership share of Visa USA. The decrease from the fourth quarter of 2007 was primarily the result of lower salaries and employee benefits ($1.4 million), professional services expense ($0.7 million), equipment expense ($0.6 million), and other loan expenses ($0.5 million), partially offset by higher advertising and public relations expense ($0.6 million) and data processing services ($0.4 million). The decrease in salaries and employee benefits was primarily the result of fewer employee separation agreements, lower hospitalization insurance expense, and $0.8 million in pension expense recorded in the fourth quarter of 2007 related to a settlement charge as a result of making lump-sum cash payments to plan participants in exchange for their rights to receive specified monthly benefits under Citizens’ cash balance pension plan. The decrease in professional services expense was primarily the result of lower recruiting and consulting expense. The decrease in equipment costs was due to lower costs associated with branch equipment maintenance and equipment rental expense. The decrease in other loan expenses was primarily the result of lower expenses associated with processing commercial loans and lower provisioning to fund the reserve for unused loan commitments, which fluctuates with the amount of unadvanced customer lines of credit, partially offset by higher foreclosure expenses associated with repossessing collateral underlying commercial and residential real estate loans. The increase in advertising and public relations expense was primarily the result of running a deposit generation campaign. The increase in data processing services expense was primarily the result of increased usage of customer online banking functionality.
The decrease from the first quarter of 2007 was primarily the result of a general decline in all expenses due to cost savings and efficiencies implemented during the second, third, and fourth quarters of 2007 following completion of the Republic merger as well as the effect of $4.2 million in restructuring and merger-related expenses incurred in the first quarter of 2007, partially offset by higher other loan expenses ($0.9 million) and other expense ($0.5 million). The increase in other loan expenses was primarily the result of higher foreclosure expenses associated with repossessing commercial and residential real estate loans, partially offset by the aforementioned lower provisioning to fund the reserve for unused loan commitments. The increase in other expense was primarily the result of higher ongoing property management costs for previously repossessed real estate loans, partially offset by lower state taxes and non-credit related losses.
Salary costs included severance expense of $1.6 million for the first quarter of 2008, including the aforementioned agreements associated with Citizens’ expanded alliance with PHH Mortgage; $3.0 million for the fourth quarter of 2007; and $0.4 million for the first quarter of 2007. Citizens had 2,409 full-time equivalent employees at March 31, 2008 compared with 2,501 at December 31, 2007 and 2,735 at March 31, 2007.
Citizens anticipates total noninterest expense for the second quarter of 2008 will be slightly higher than the first quarter of 2008 due to higher expenses associated with repossessed commercial and residential real estate.
Income Tax Provision
Citizens’ anticipates that the effective tax rate for 2008 will be approximately 18% — 22%. However, the effective tax rate for the first quarter of 2008 is 7.7% because of favorable developments on a federal tax issue prevalent in the banking industry. Due to these developments, Citizens was able to recognize a discrete tax item of $1.5 million from previously unrecognized tax benefits.
Income tax provision for the first quarter of 2008 was $0.9 million, a decrease of $7.7 million from the fourth quarter of 2007 and a decrease of $10.1 million from the first quarter of 2007. The differences are driven by lower taxable income and the aforementioned $1.5 million discrete item.
Use of Non-GAAP Financial Measures
In addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”), this release includes non-GAAP financial measures, including those presented on page 1, which are reconciled to GAAP financial measures on page 15. Citizens believes these non-GAAP financial measures provide information useful to investors in understanding the underlying operational performance of the company, its business, and performance trends and facilitates comparisons with the performance of others in the banking industry. Specifically, Citizens believes the exclusion of restructuring and merger-related expenses and intangible asset amortization to create “core operating earnings” as well as the exclusion of related goodwill and other intangible assets, net of applicable deferred tax amounts, to create “average tangible assets,” “average tangible equity” and core efficiency ratio permits evaluation of the effect of the Republic merger on business operations of the combined company and facilitates a comparison of results for ongoing business operations. Citizens’ management internally assesses the company’s performance based, in part, on these non-GAAP financial measures.
In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation of net interest margin and the efficiency ratio. Citizens believes the presentation of net interest margin on a taxable equivalent basis allows comparability of net interest margin with our industry peers by eliminating the effect of the differences in portfolios attributable to the proportion represented by both taxable and tax-exempt investments.
Although Citizens believes the above non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP measures should not be considered a substitute for GAAP basis financial measures.
Other News
Citizens Expands Strategic Business Alliance with PHH Mortgage
During the first quarter of 2008, Citizens expanded its strategic business alliance with PHH Mortgage to include servicing the entire mortgage portfolio. Citizens expects to have this fully implemented by the end of June 2008.
Citizens Names Director of Human Resources
On February 25, 2008, Citizens announced that Susan Brockett was hired as executive vice president and director of human resources. Brockett joins Citizens with over 30 years experience.
Stock Repurchase Program
During the first quarter of 2008, Citizens did not repurchase any shares of its stock under the stock repurchase program. As of March 31, 2008, there were 1,241,154 shares remaining to be purchased under the program approved by the Board of Directors on October 16, 2003.
Analyst Conference Call
William R. Hartman, chairman, president and CEO, Charles D. Christy, CFO, John D. Schwab, chief credit officer, and Martin E. Grunst, treasurer will review the quarter’s results in a conference call for analysts and investors at 10:00 a.m. ET on Friday, April 18, 2008.
A live audio webcast is available at www.citizensbanking.com through the Investor Relations page or by calling (800) 895-0198 (conference ID: Citizens Republic). To participate in the conference call, please connect approximately 10 minutes prior to the scheduled conference time.
The call will be archived for 90 days at www.citizensbanking.com. In addition, a digital recording will be available approximately two hours after the completion of the conference call until April 25, 2008. To listen to the replay, please dial (800) 695-0395.

Corporate Profile
Citizens Republic Bancorp is a diversified financial services company providing a wide range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens Republic Bancorp serves communities in Michigan, Ohio, Wisconsin, and Indiana as Citizens Bank and in Iowa as F&M Bank, with 239 offices and 265 ATMs. Citizens Republic Bancorp is the largest bank holding company headquartered in Michigan with roots dating back to 1871. Citizens Republic Bancorp is the 40th largest bank holding company headquartered in the United States. More information about Citizens Republic Bancorp is available at www.citizensbanking.com.
Safe Harbor Statement
Discussions and statements in this release that are not statements of historical fact, including statements that include terms such as “will,” “may,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” and “plan,” including without limitation future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts, are forward-looking statements that involve risks and uncertainties. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking information.
Factors that could cause or contribute to such differences include, without limitation, adverse changes in Citizens’ loan and lease portfolios resulting in credit risk-related losses and expenses (including without limitation losses due to fraud, Michigan automobile-related industry changes and shortfalls, deterioration in commercial and residential real estate values, and other economic factors) as well as additional increases in the allowance for loan losses; fluctuations in market interest rates, the effects on net interest income of changes in Citizens’ interest rate risk position and the potential inability to hedge interest rate risks economically; adverse changes in economic or financial market conditions and the economic effects of terrorist attacks and potential attacks; Citizens’ potential inability to continue to attract core deposits; Citizens’ potential inability to continue to obtain third party financing on favorable terms; adverse changes in competition, pricing environments or relationships with major customers; unanticipated expenses and payments relating to litigation brought against Citizens from time to time; Citizens’ potential inability to adequately invest in and implement products and services in response to technological changes; adverse changes in applicable laws and regulatory requirements; the potential lack of market acceptance of Citizens’ products and services; changes in accounting and tax rules and interpretations that negatively impact results of operations or financial position; the potential inadequacy of Citizens’ business continuity plans or data security systems; the potential failure of Citizens’ external vendors to fulfill their contractual obligations to Citizens; Citizens’ potential inability to integrate acquired operations; adverse or unanticipated events leading to impairment charges to goodwill or other intangible assets; unanticipated environmental liabilities or costs; impairment of the ability of the banking subsidiaries to pay dividends to the holding company parent; the potential circumvention of Citizens’ controls and procedures; Citizens’ success in managing the risks involved in the foregoing; and other risks and uncertainties detailed from time to time in its filings with the SEC, which are available at the SEC’s web site www.sec.gov. Other factors not currently anticipated may also materially and adversely affect Citizens’ results of operations, cash flows and financial position. There can be no assurance that future results will meet expectations. While Citizens believes that the forward-looking statements in this release are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. Citizens does not undertake, and expressly disclaims any obligation to update or alter any statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Consolidated Balance Sheets (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	March 31,	December 31,	March 31,
(in thousands)	2008	2007	2007

Assets
Cash and due from banks	$222,677	$241,104	$197,834
Money Market Investments:
Federal funds sold	20,000	—	—
Interest-bearing deposits with banks	2,488	172	191

Total money market investments	22,488	172	191
Investment Securities:
Securities available for sale, at fair value	2,085,867	2,132,164	2,326,257
Securities held to maturity, at amortized cost (fair value of $134,233, $129,366 and $113,294, respectively)	132,905	129,126	112,613

Total investment securities	2,218,772	2,261,290	2,438,870
FHLB and Federal Reserve stock	148,838	148,838	132,895
Portfolio loans:
Commercial	2,653,799	2,557,152	1,993,672
Commercial real estate	3,174,384	3,097,196	3,157,185

Total commercial	5,828,183	5,654,348	5,150,857
Residential mortgage	1,393,801	1,445,214	1,518,198
Direct consumer	1,531,905	1,572,329	1,677,842
Indirect consumer	818,901	829,353	831,302

Total portfolio loans	9,572,790	9,501,244	9,178,199
Less: Allowance for loan losses	(176,528)	(163,353)	(169,239)

Net portfolio loans	9,396,262	9,337,891	9,008,960
Loans held for sale	81,537	75,832	103,922
Premises and equipment	127,329	132,500	141,689
Goodwill	775,308	775,308	780,021
Other intangible assets	28,099	30,546	42,953
Bank owned life insurance	216,336	214,321	208,801
Other assets	301,645	288,181	261,111

Total assets	$13,539,291	$13,505,983	$13,317,247

Liabilities
Noninterest-bearing deposits	$1,113,773	$1,125,966	$1,146,673
Interest-bearing demand deposits	751,130	782,889	875,579
Savings deposits	2,592,214	2,221,813	2,263,659
Time deposits	4,029,860	4,171,257	4,174,995

Total deposits	8,486,977	8,301,925	8,460,906
Federal funds purchased and securities sold under agreements to repurchase	503,430	488,039	453,230
Other short-term borrowings	36,859	54,128	4,565
Other liabilities	136,193	144,501	133,175
Long-term debt	2,798,802	2,939,510	2,693,459

Total liabilities	11,962,261	11,928,103	11,745,335
Shareholders’ Equity
Preferred stock — no par value	—	—	—
Common stock — no par value	976,445	975,446	978,245
Retained earnings	586,502	597,333	593,817
Accumulated other comprehensive income (loss)	14,083	5,101	(150)

Total shareholders’ equity	1,577,030	1,577,880	1,571,912

Total liabilities and shareholders’ equity	$13,539,291	$13,505,983	$13,317,247

Consolidated Statements of Income (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2008	2007

Interest Income
Interest and fees on loans	$157,001	$171,844
Interest and dividends on investment securities:
Taxable	21,023	23,791
Tax-exempt	7,370	7,328
Dividends on FHLB and Federal Reserve stock	1,693	1,736
Money market investments	30	17

Total interest income	187,117	204,716

Interest Expense
Deposits	61,578	66,434
Short-term borrowings	4,971	11,001
Long-term debt	32,256	28,940

Total interest expense	98,805	106,375

Net Interest Income	88,312	98,341
Provision for loan losses	30,619	3,500

Net interest income after provision for loan losses	57,693	94,841

Noninterest Income
Service charges on deposit accounts	11,466	11,106
Trust fees	4,784	4,955
Mortgage and other loan income	3,345	6,137
Brokerage and investment fees	1,916	1,549
ATM network user fees	1,413	1,579
Bankcard fees	1,744	1,180
Other income	6,257	4,917

Total fees and other income	30,925	31,423
Investment securities losses	—	(33)

Total noninterest income	30,925	31,390
Noninterest Expense
Salaries and employee benefits	42,225	44,165
Occupancy	7,675	7,910
Professional services	3,763	4,152
Equipment	3,230	3,911
Data processing services	4,304	4,130
Advertising and public relations	1,838	1,775
Postage and delivery	1,727	1,964
Telephone	1,878	2,064
Other loan expenses	1,811	912
Stationery and supplies	477	777
Intangible asset amortization	2,447	3,118
Restructuring and merger-related expenses	—	4,186
Other expense	5,187	4,646

Total noninterest expense	76,562	83,710

Income Before Income Taxes	12,056	42,521
Income tax provision	929	11,029

Net Income	$11,127	$31,492

Net Income Per Common Share:
Basic	$0.15	$0.42
Diluted	0.15	0.41
Cash Dividends Declared Per Common Share	0.29	0.29

Average Common Shares Outstanding:
Basic	75,248	75,448
Diluted	75,273	75,918

Selected Quarterly Information
Citizens Republic Bancorp and Subsidiaries

	1st Qtr 2008	4th Qtr 2007	3rd Qtr 2007	2nd Qtr 2007	1st Qtr 2007

Summary of Operations (thousands)
Net interest income	$88,312	$92,188	$94,873	$96,776	$98,341
Provision for loan losses	30,619	6,055	3,765	31,857	3,500
Total fees and other income	30,925	29,296	30,596	31,278	31,423
Investment securities gains (losses)	—	—	8	—	(33)
Noninterest expense (1)	76,562	78,880	77,343	87,490	83,710
Income tax provision	929	8,582	12,605	(911)	11,029
Net income	11,127	27,967	31,764	9,619	31,492
Taxable equivalent adjustment	4,679	4,673	4,620	4,629	4,625
Cash dividends	21,958	21,941	21,934	21,960	21,964

Per Common Share Data
Net Income:
Basic	$0.15	$0.37	$0.42	$0.13	$0.42
Diluted	0.15	0.37	0.42	0.13	0.41
Dividends	0.290	0.290	0.290	0.290	0.290
Market Value:
High	$14.74	$17.37	$20.38	$22.50	$26.95
Low	10.41	13.00	15.01	18.02	21.97
Close	12.43	14.51	16.11	18.30	22.16
Book value	20.82	20.84	20.65	20.28	20.78
Tangible book value	10.21	10.20	9.92	9.48	9.90
Shares outstanding, end of period (000)	75,748	75,722	75,634	75,642	75,657

At Period End (millions)
Assets	$13,539	$13,506	$13,223	$13,247	$13,317
Portfolio loans	9,573	9,501	9,219	9,216	9,178
Deposits	8,487	8,302	7,942	8,082	8,461
Shareholders’ equity	1,577	1,578	1,562	1,534	1,572

Average Balances (millions)
Assets	$13,442	$13,305	$13,165	$13,241	$13,574
Portfolio loans	9,499	9,335	9,163	9,170	9,179
Deposits	8,417	7,951	8,049	8,157	8,525
Shareholders’ equity	1,579	1,561	1,536	1,551	1,552

Credit Quality Statistics (thousands)
Nonaccrual loans	$249,113	$185,397	$152,499	$114,950	$88,800
Loans 90 or more days past due and still accruing	4,077	3,650	1,923	1,127	1,388
Restructured loans	300	315	332	348	363

Total nonperforming portfolio loans	253,490	189,362	154,754	116,425	90,551
Nonperforming held for sale	22,754	21,676	5,846	5,128	4,630
Other repossessed assets acquired (ORAA)	50,350	40,502	30,395	24,811	19,482

Total nonperforming assets	$326,594	$251,540	$190,995	$146,364	$114,663

Allowance for loan losses	$176,528	$163,353	$176,958	$181,118	$169,239
Allowance for loan losses as a percent of portfolio loans	1.84%	1.72%	1.92%	1.97%	1.84%
Allowance for loan losses as a percent of nonperforming assets	54.05	64.94	92.65	123.74	147.60
Allowance for loan losses as a percent of nonperforming loans	69.64	86.27	114.35	155.57	186.90
Nonperforming assets as a percent of portfolio loans plus ORAA	3.39	2.64	2.06	1.58	1.25
Nonperforming assets as a percent of total assets	2.41	1.86	1.44	1.10	0.86
Net loans charged off as a percent of average portfolio loans (annualized)	0.74	0.84	0.34	0.87	0.15
Net loans charged off (000)	$17,444	$19,660	$7,925	$19,978	$3,365

Performance Ratios (annualized)
Return on average assets	0.33%	0.83%	0.96%	0.29%	0.94%
Return on average shareholders’ equity	2.83	7.11	8.20	2.49	8.23
Average shareholders’ equity / average assets	11.74	11.73	11.67	11.72	11.43
Net interest margin (FTE) (2)	3.12	3.26	3.39	3.44	3.44
Efficiency ratio (3)	61.79	62.52	59.45	65.94	62.29

(1)	Noninterest expense includes restructuring and merger related expenses of ($0.4) million in the fourth quarter of 2007, $1.0 million in the third quarter of 2007, $3.4 million in the second quarter of 2007, and $4.2 million in the first quarter of 2007.

(2)	Net interest margin is presented on an annual basis, includes taxable equivalent adjustments to interest income and is based on a tax rate of 35%.

(3)	The Efficiency Ratio measures how efficiently a bank spends its revenues. The formula is: Noninterest expense/(Net interest income + Taxable equivalent adjustment + Total fees and other income).

Financial Summary and Comparison
Citizens Republic Bancorp and Subsidiaries

	Three months ended
	March 31,
	2008	2007	% Change

Summary of Operations (thousands)
Net interest income	$88,312	$98,341	(10.2)%
Provision for loan losses	30,619	3,500	774.8
Total fees and other income	30,925	31,423	(1.6)
Investment securities (losses) gains	—	(33)	(100.0)
Noninterest expense (1)	76,562	83,710	(8.5)
Income tax provision	929	11,029	(91.6)
Net income	11,127	31,492	(64.7)
Cash dividends	21,958	21,964	(0.0)

Per Common Share Data
Net Income:
Basic	$0.15	$0.42	(64.3)%
Diluted	0.15	0.41	(63.4)
Dividends	0.290	0.290	0.0

Market Value:
High	$14.74	$26.95	(45.3)
Low	10.41	21.97	(52.6)
Close	12.43	22.16	(43.9)
Book value	20.82	20.78	0.2
Tangible book value	10.21	9.90	3.1
Shares outstanding, end of period (000)	75,748	75,657	0.1

At Period End (millions)
Assets	$13,539	$13,317	1.7%
Portfolio loans	9,573	9,178	4.3
Deposits	8,487	8,461	0.3
Shareholders’ equity	1,577	1,572	0.3

Average Balances (millions)
Assets	$13,442	$13,574	(1.0)%
Portfolio loans	9,499	9,179	3.5
Deposits	8,417	8,525	(1.3)
Shareholders’ equity	1,579	1,552	1.7

Performance Ratios (annualized)

Return on average assets	0.33%	0.94%	(64.9)%
Return on average shareholders’ equity	2.83	8.23	(65.6)
Average shareholders’ equity / average assets	11.74	11.43	2.7
Net interest margin (FTE) (2)	3.12	3.44	(9.3)
Efficiency ratio (3)	61.79	62.29	(0.8)
Net loans charged off as a percent of average portfolio loans	0.74	0.15	393.3

(1)	Noninterest expense includes restructuring and merger related expenses of $4.2 million in 2007.

(2)	Net interest margin is presented on an annual basis and includes taxable equivalent adjustments to interest income of $4.7 million and $4.6 million for the three months ended March 31, 2008 and 2007, respectively, based on a tax rate of 35%.

(3)	The Efficiency Ratio measures how efficiently a bank spends its revenues. The formula is: Noninterest expense/ (Net interest income + Taxable equivalent adjustment + Total fees and other income).

Non-GAAP Reconciliation
Citizens Republic Bancorp and Subsidiaries

	1st Qtr 2008	4th Qtr 2007	3rd Qtr 2007	2nd Qtr 2007	1st Qtr 2007

Summary of Core Operations (thousands)
Net income	$11,127	$27,967	$31,764	$9,619	$31,492
Add back: Restructuring and merger related expenses (net of tax effect)[1]	—	(231)	656	2,215	2,721
Add back: Amortization of core deposit intangibles (net of tax effect)[2]	1,591	1,729	1,821	1,920	2,027

Core operating earnings	$12,718	$29,465	$34,241	$13,754	$36,240

Noninterest expense	$76,562	$78,880	$77,343	$87,490	$83,710
Subtract: Restructuring and merger related expenses	—	356	(1,009)	(3,408)	(4,186)
Subtract: Amortization of core deposit intangibles	(2,447)	(2,659)	(2,803)	(2,954)	(3,118)

Core operating expenses	$74,115	$76,577	$73,531	$81,128	$76,406

Average Balances (millions)
Average assets	$13,442	$13,305	$13,165	$13,241	$13,574
Goodwill	(775)	(777)	(781)	(780)	(785)
Core deposit intangible assets	(29)	(32)	(34)	(38)	(45)
Deferred taxes	10	11	12	13	16

Average tangible assets	$12,648	$12,507	$12,362	$12,436	$12,760

Average equity	$1,579	$1,561	$1,536	$1,551	$1,552
Goodwill	(775)	(777)	(781)	(780)	(785)
Core deposit intangible assets	(29)	(32)	(34)	(38)	(45)
Deferred taxes	10	11	12	13	16

Average tangible equity	$785	$763	$733	$746	$738

Performance Ratios (annualized)
Earnings per share — basic	$0.15	$0.37	$0.42	$0.13	$0.42
Add back: Restructuring and merger related expenses (net of tax effect)[1]	—	(0.00)	0.01	0.03	0.03
Add back: Amortization of core deposit intangibles (net of tax effect)[2]	0.02	0.02	0.02	0.02	0.03

Core operating earnings per share — basic	$0.17	$0.39	$0.45	$0.18	$0.48

Earnings per share — diluted	$0.15	$0.37	$0.42	$0.13	$0.41
Add back: Restructuring and merger related expenses (net of tax effect)[1]	—	(0.00)	0.01	0.03	0.03
Add back: Amortization of core deposit intangibles (net of tax effect)[2]	0.02	0.02	0.02	0.02	0.03

Core operating earnings per share — diluted	$0.17	$0.39	$0.45	$0.18	$0.47

Efficiency ratio	61.79%	62.52%	59.45%	65.94%	62.29%
Subtract: Effects of restructuring and merger related expenses	—	0.28	(0.78)	(2.57)	(3.12)
Subtract: Effects of core deposit intangibles amortization	(1.98)	(2.10)	(2.15)	(2.23)	(2.32)

Core efficiency ratio	59.81%	60.70%	56.52%	61.14%	56.85%

Core operating earnings/average tangible assets	0.40%	0.93%	1.10%	0.44%	1.15%

Core operating earnings/average tangible equity	6.52	15.32	18.55	7.39	19.92

(1)	Tax effect of ($125), $353, $1,193, and $1,465 for the 4th, 3rd, 2nd, and 1st quarters of 2007, respectively.

(2)	Tax effect of $856 for 1st quarter of 2008 and $930, $982, $1,034, and $1,091 for the 4th, 3rd, 2nd, and 1st quarters of 2007, respectively.

Noninterest Income and Noninterest Expense (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
(in thousands)	2008	2007	2007	2007	2007

NONINTEREST INCOME:
Service charges on deposit accounts	$11,466	$12,350	$12,515	$12,080	$11,106
Trust fees	4,784	5,175	4,973	5,003	4,955
Mortgage and other loan income	3,345	2,179	2,939	4,258	6,137
Brokerage and investment fees	1,916	2,029	2,141	2,182	1,549
ATM network user fees	1,413	1,463	1,601	1,640	1,579
Bankcard fees	1,744	1,806	1,695	1,443	1,180
Other income	6,257	4,294	4,732	4,672	4,917

Total fees and other income	30,925	29,296	30,596	31,278	31,423
Investment securities gains (losses)	—	—	8	—	(33)

TOTAL NONINTEREST INCOME	$30,925	$29,296	$30,604	$31,278	$31,390

NONINTEREST EXPENSE:
Salaries and employee benefits	$42,225	$43,644	$42,115	$45,971	$44,165
Occupancy	7,675	7,608	7,377	8,076	7,910
Professional services	3,763	4,432	5,096	4,351	4,152
Equipment	3,230	3,857	3,227	3,655	3,911
Data processing services	4,304	3,874	3,724	4,506	4,130
Advertising and public relations	1,838	1,212	1,003	3,292	1,775
Postage and delivery	1,727	1,863	1,777	2,196	1,964
Telephone	1,878	2,187	2,155	1,718	2,064
Other loan expenses	1,811	2,281	1,245	1,080	912
Stationery and supplies	477	589	466	868	777
Intangible asset amortization	2,447	2,659	2,803	2,954	3,118
Restructuring and merger-related expenses	—	(356)	1,009	3,408	4,186
Other expense	5,187	5,030	5,346	5,415	4,646

TOTAL NONINTEREST EXPENSE	$76,562	$78,880	$77,343	$87,490	$83,710

Average Balances, Yields and Rates

	Three Months Ended
	March 31, 2008		December 31, 2007		March 31, 2007
	Average	Average	Average	Average	Average	Average
(dollars in thousands)	Balance	Rate	Balance	Rate	Balance	Rate

Earning Assets
Money market investments	$4,490	2.66%	$1,318	4.61%	$840	8.55%
Investment securities:
Taxable	1,528,754	5.50	1,593,595	5.21	1,938,432	4.91
Tax-exempt	678,699	6.68	675,459	6.67	670,159	6.73
FHLB and Federal Reserve stock	148,840	4.57	145,253	4.59	132,895	5.29
Portfolio loans
Commercial	2,564,023	5.93	2,385,971	6.97	1,960,678	7.83
Commercial real estate	3,142,244	6.90	3,074,207	7.56	3,153,730	7.67
Residential mortgage	1,417,712	6.48	1,448,125	6.56	1,535,636	6.66
Direct consumer	1,553,348	7.23	1,584,772	7.64	1,696,461	7.82
Indirect consumer	821,882	6.79	841,480	6.83	832,917	6.79

Total portfolio loans	9,499,209	6.62	9,334,555	7.20	9,179,422	7.48
Loans held for sale	74,057	6.63	73,796	4.23	144,006	7.82

Total earning assets	11,934,049	6.45	11,823,976	6.85	12,065,754	7.01

Nonearning Assets
Cash and due from banks	205,102		209,013		188,763
Bank premises and equipment	130,216		132,297		139,628
Investment security fair value adjustment	32,294		17,402		3,154
Other nonearning assets	1,306,441		1,296,783		1,344,570
Allowance for loan losses	(165,815)		(174,443)		(167,771)

Total assets	$13,442,287		$13,305,028		$13,574,098

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand	$776,756	0.66%	$773,462	0.69%	$903,134	0.75%
Savings deposits	2,412,725	2.38	2,147,236	2.79	2,271,532	2.96
Time deposits	4,137,557	4.48	3,898,732	4.65	4,205,636	4.65
Short-term borrowings	632,655	3.16	774,778	4.51	906,216	4.92
Long-term debt	2,665,362	4.86	2,880,587	4.94	2,410,542	4.84

Total interest-bearing liabilities	10,625,055	3.74	10,474,795	4.05	10,697,060	4.03
Noninterest-Bearing Liabilities and Shareholders’ Equity
Noninterest-bearing demand	1,090,255		1,132,050		1,144,773
Other liabilities	148,339		137,622		180,214
Shareholders’ equity	1,578,638		1,560,561		1,552,051

Total liabilities and shareholders’ equity	$13,442,287		$13,305,028		$13,574,098

Interest Spread		2.71%		2.80%		2.98%
Contribution of noninterest bearing sources of funds		0.41		0.46		0.46

Net Interest Margin		3.12%		3.26%		3.44%

Nonperforming Assets
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
(in thousands)	2008	2007	2007	2007	2007

Commercial	$20,268	$12,659	$9,386	$8,563	$8,827
Commercial real estate	167,836	110,159	97,557	60,797	40,621

Total commercial (1)	188,104	122,818	106,943	69,360	49,448
Residential mortgage	45,796	46,865	32,824	35,397	30,591
Direct consumer	13,503	13,657	10,926	9,140	8,166
Indirect consumer	1,710	2,057	1,806	1,053	595
Loans 90 days or more past due and still accruing	4,077	3,650	1,923	1,127	1,388
Restructured loans	300	315	332	348	363

Total nonperforming portfolio loans	253,490	189,362	154,754	116,425	90,551
Nonperforming held for sale	22,754	21,676	5,846	5,128	4,630
Other Repossessed Assets Acquired	50,350	40,502	30,395	24,811	19,482

Total nonperforming assets	$326,594	$251,540	$190,995	$146,364	$114,663

(1) Changes in commercial nonperforming loans (including restructured loans) for the quarter (in millions):
Inflows	$99.0	$72.1	$60.0	$48.4	$37.4
Outflows	(33.7)	(56.2)	(22.4)	(28.5)	(10.6)

Net change	$65.3	$15.9	$37.6	$19.9	$26.8

Summary of Loan Loss Experience
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
(in thousands)	2008	2007	2007	2007	2007

Allowance for loan losses — beginning of period	$163,353	$176,958	$181,118	$169,239	$169,104

Provision for loan losses	30,619	6,055	3,765	31,857	3,500

Charge-offs:
Commercial	1,045	1,723	1,618	2,419	363
Commercial real estate	9,132	11,219	1,270	14,284	421

Total commercial	10,177	12,942	2,888	16,703	784
Residential mortgage	1,769	2,013	1,602	735	791
Direct consumer	3,522	2,706	3,188	3,029	2,084
Indirect consumer	3,141	3,729	2,312	1,868	2,217

Total charge-offs	18,609	21,390	9,990	22,335	5,876

Recoveries:
Commercial	142	348	1,026	640	1,130
Commercial real estate	50	489	100	539	175

Total commercial	192	837	1,126	1,179	1,305
Residential mortgage	—	76	1	56	51
Direct consumer	472	370	500	482	371
Indirect consumer	501	447	438	640	784

Total recoveries	1,165	1,730	2,065	2,357	2,511

Net charge-offs	17,444	19,660	7,925	19,978	3,365

Allowance for loan losses — end of period	$176,528	$163,353	$176,958	$181,118	$169,239

Reserve for loan commitments — end of period	$5,293	$5,571	$5,588	$5,732	$6,069